Exhibit 10.5

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (the “Noncompetition Agreement”) is entered into as of the Effective Date (as defined below) by and among Fintan Keegan, an individual (“Employee”), in favor of, and for the benefit of: Azur Pharma Limited, a limited company formed under the laws of Ireland (registered number 399192) (which as a result of the Transactions shall become Jazz Pharmaceuticals plc, a public limited company incorporated in Ireland) whose principal place of business is at 45 Fitzwilliam Square, Dublin 2, Ireland (“New Jazz”), together with its subsidiaries Jazz Pharmaceuticals, Inc. (“Jazz”) and Azur Pharma Inc. Certain capitalized terms used in this Noncompetition Agreement are defined in Section 17.

RECITALS

A.        Azur Pharma Limited (“Azur”), Jazz, Jaguar Merger Sub Inc. (a wholly-owned subsidiary of Azur), and Seamus Mulligan, as Indemnitors’ Representative, are entering into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which the parties thereto will effect a reorganization and merger, among other things. As a result of the transactions contemplated by the Merger Agreement (the “Transactions”), Jaguar Merger Sub Inc. will merge with and into Jazz, with Jazz as the surviving entity, and Azur will change its name to Jazz Pharmaceuticals plc. This Noncompetition Agreement will be effective as of the Closing Date of the Merger Agreement, as defined therein (the “Effective Date”). If the Closing (as defined in the Merger Agreement) does not occur, or the Merger Agreement is terminated in accordance with its terms, this Noncompetition Agreement shall have no effect, and shall not be binding on New Jazz or Employee.

B.        By virtue of Employee’s service as a key employee and shareholder of Azur prior to the Closing Date, Employee has gained access to extensive and valuable goodwill, knowledge, and Confidential Information concerning Azur’s business. Employee is entering into this Noncompetition Agreement in connection with and as a condition to the Merger Agreement, in order to induce Azur and Jazz to consummate the Transactions, to enable Azur and Jazz to secure more fully the benefits of the Merger Agreement, and to provide Employee with the benefits to which Employee shall become entitled to receive pursuant to the Transactions as a shareholder of Azur and as an employee of New Jazz following the Closing Date.

C.        New Jazz and Employee are executing an Employment Agreement (the “Employment Agreement”) contemporaneously with the execution and delivery of this Noncompetition Agreement. Pursuant to the Employment Agreement, Employee will continue as a key employee of New Jazz following the Transactions and will accordingly have access to extensive and valuable goodwill, knowledge and Confidential Information concerning the businesses of New Jazz and of the Group Companies (including New Jazz’s wholly-owned subsidiary, Jazz) that New Jazz is endeavoring to protect.

D.        The provisions of this Noncompetition Agreement are: (i) reasonable in all the circumstances given the value being obtained by the Employee as a result of the Transactions and given Employee’s access to valuable goodwill, knowledge and Confidential Information by virtue of his continued service as a key employee of New Jazz following the Transactions;

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(ii) directly linked to the Transactions and Employee’s continued employment with New Jazz; and (iii) necessary for the effective implementation of the Transactions so that the value of the business being acquired can be secured and protected.

E.        Although New Jazz is located in Ireland, New Jazz’s products are marketed and sold in and throughout the United States, and New Jazz’s marketing and sales operations are based in the United States.

F.        Employee acknowledges good and valuable consideration for this Agreement in the nature of increased stock value and potential higher liquidity as a result of the Transactions.

AGREEMENT

In order to induce Azur and Jazz to consummate the Transactions contemplated by the Merger Agreement, and in order to protect New Jazz’s legitimate business interests such as trade secrets, Confidential Information and goodwill following the Transactions, and for other good and valuable consideration, Employee agrees as follows:

1.         Restriction on Competition. Employee agrees that during the Noncompetition Period, without the prior written consent of the Board of Directors of New Jazz, Employee shall not, and shall not permit any of his Affiliates to:

(a)        engage directly or indirectly in Competition in the Restricted Territory; or

(b)        directly or indirectly be or become an officer, director, employee, owner, co-owner, Affiliate, partner, promoter, agent, representative, consultant, advisor, manager, licensor, sublicensor, licensee or sublicensee of, or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or indirectly in Competition in any Restricted Territory;

provided, however, that Employee may, without violating this Section 1:

(i)        own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than five percent (5%) of the voting stock of such corporation and provided that neither Employee nor any Affiliate of Employee is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation; and/or

(ii)        become employed by any Person which is engaged in the development, manufacture, promotion, sale, distribution, licensing or sublicensing, of any Competing Product or Additional Term Competing Product provided that during the Noncompetition Period he is not directly or indirectly involved in the development, manufacture, promotion, sale, distribution, licensing or sublicensing, of any Competing Product or Additional Term Competing Product (as applicable) and may also own securities of the said employer or its affiliate, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation; and/or

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(iii)        be engaged in the business of Circ Pharma Limited and its wholly owned subsidiaries (“Circ”) (which for the purposes of this provision shall be deemed to include Tramadol) as it is constituted as of the Effective Date, to the extent that such business does not involve for the applicable Noncompetition Period the development, manufacture, promotion, sale, distribution, licensing or sub-licensing of (i) any Additional Term Competing Product, or (ii) a Material New Jazz Product or Product Candidate, provided that the restriction with regard to a Material New Jazz Product or Product Candidate shall not apply if Circ has commenced activities with respect to a product or product candidate that is not at the date of such commencement a Material New Jazz Product or Product Candidate, and further provided that if Jazz acquires or licenses rights to a product from a third party which thereby becomes a Material New Jazz Product or Product Candidate, the relevant date for making the determination as to whether or not Circ has commenced the applicable activities shall be the date of the acquisition or license of such Material New Jazz Product or Product Candidate by Jazz.

2.        No Hiring or Solicitation of Employees.  Employee agrees that, during the Nonsolicitation Period, without the prior written consent of the Chief Executive Officer of New Jazz, Employee shall not, and shall not permit any of his Affiliates to: (a) hire, accept into employment, or otherwise engage or use the services of, any Specified Employee, or (b) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on Employee’s own behalf or on behalf of any other Person) any Specified Employee to leave his or her employment with New Jazz or any Group Company.

3.        Representations and Warranties.  Employee represents and warrants that: (a) Employee has full power and capacity to execute and deliver, and to perform all of his obligations under, this Noncompetition Agreement; and (b) neither the execution and delivery of this Noncompetition Agreement nor the performance of this Noncompetition Agreement will result directly or indirectly in a violation or breach of any agreement or obligation by which the Employee or any of Employee’s Affiliates is or may be bound.

4.        Specific Performance.  Employee agrees that, in the event of any breach or threatened breach by the Employee of any covenant or obligation contained in this Noncompetition Agreement, New Jazz shall be entitled (in addition to any other remedy that may be available, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

5.        Non-Exclusivity.  The rights and remedies of New Jazz under this Noncompetition Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of New Jazz, and the obligations and liabilities of the Employee, under this Noncompetition Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations. Nothing in this Noncompetition Agreement shall limit any of the Employee’s obligations, or the rights or remedies of New Jazz, under the Merger Agreement or the Employment Agreement; and nothing in the Merger Agreement or the Employment Agreement shall limit any of the

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Employee’s obligations, or any of the rights or remedies of New Jazz under this Noncompetition Agreement. No breach on the part of New Jazz of any covenant or obligation contained in the Merger Agreement or the Employment Agreement or any other agreement shall limit or otherwise affect any right or remedy of New Jazz under this Noncompetition Agreement.

6.        Severability.  Employee hereby acknowledges and agrees that each clause, term or provision in this Agreement, and every part thereof, are entirely separate and independent (notwithstanding that they may be contained in the same clause, sub-clause, paragraph, sub-paragraph, sentence or phrase) and that they are independent, separate and severable and enforceable accordingly and that the duration, extent and application of each such clause, term and/or provision, and every part thereof, is no greater than is reasonable and necessary for the protection of the legitimate interest of New Jazz. If any such clause, term and/or provision or part thereof of this Noncompetition Agreement is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, that invalidity or unenforceability will not affect the other clauses, terms and/or provisions or part thereof of this Agreement which will remain in full force and effect. If any clause, term and/or provision or part thereof of this Agreement is found to be invalid or unenforceable but would be valid or enforceable if some part of the clause, term and/or provision were deleted and/or the period thereof was reduced and/or the territorial area reduced/modified, the clause, term and/or provision or part thereof in question will apply with whatever modification is necessary to make it valid. If the final judgment of a court or administrative body of competent jurisdiction declares that any clause, term and/or provision hereof is invalid or unenforceable, the parties hereto agree that the court or administrative body making such determination shall have the power to limit the clause, term and/or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term, provision and/or or clause or part thereof with a clause, term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable clause, term and/or provision and this Noncompetition Agreement shall be enforceable as so modified. In the event such court or administrative body does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

7.        Governing Law; Venue.

(a)        This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Pennsylvania (without giving effect to principles of conflicts of laws).

(b)        Any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement may be brought or otherwise commenced in any state or federal court located in the County of Philadelphia County, Pennsylvania. Employee:

(i)        expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Philadelphia County, Pennsylvania (and each appellate court located in the State of Pennsylvania), in connection with any such legal proceeding;

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(ii)        agrees that service of any process, summons, notice or document by courier or registered mail addressed to him at the address set forth on the signature page of this Noncompetition Agreement or such other address as he may specify from time to time shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii)        agrees that each state and federal court located in Philadelphia County, Pennsylvania shall be deemed to be a convenient forum; and

(iv)        agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Philadelphia County, Pennsylvania, any claim that Employee is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Noncompetition Agreement or the subject matter of this Noncompetition Agreement may not be enforced in or by such court.

(c)        Nothing contained in this Section 7 shall be deemed to limit or otherwise affect the right of New Jazz to commence any legal proceeding or otherwise proceed against Employee in any other forum or jurisdiction.

(d)        EMPLOYEE IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS NONCOMPETITION AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS NONCOMPETITION AGREEMENT.

8.        Waiver.  No failure on the part of New Jazz to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of New Jazz in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. New Jazz shall not be deemed to have waived any claim arising out of this Noncompetition Agreement, or any power, right, privilege or remedy under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of New Jazz; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.        Successors and Assigns.  New Jazz may freely assign all of its rights under this Noncompetition Agreement, at any time, to any successor in interest of New Jazz without obtaining the consent or approval of the Employee or of any other Person. This Noncompetition Agreement shall be binding upon the Employee and shall inure to the benefit of New Jazz and its permitted assignee.

10.        Attorneys’ Fees.  If any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement is brought against the Employee, the prevailing party shall be entitled to recover attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

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11.        Headings.  The headings contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

12.        Construction.   Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Noncompetition Agreement. As used in this Noncompetition Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated in this Noncompetition Agreement, all references in this Noncompetition Agreement to “Sections” are intended to refer to Sections of this Noncompetition Agreement.

13.        Survival of Obligations.  Except as specifically provided herein, the obligations of the Employee under this Noncompetition Agreement shall survive the expiration of the Noncompetition Period. The expiration of the Noncompetition Period shall not operate to relieve the Employee of any obligation or liability arising from any prior breach by the Employee of any provision of this Noncompetition Agreement.

14.        Obligations Absolute.  Employee’s obligations under this Noncompetition Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of New Jazz or any other Person) of any provision of the Merger Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of New Jazz or any other Person.

15.        Amendment.  This Noncompetition Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Employee and New Jazz.

16.        Complete Agreement.  This Noncompetition Agreement, together with the Employment Agreement, forms the complete, final, and exclusive embodiment of the entire agreement between Employee and New Jazz concerning the subject matters hereof and shall supersede and replace any and all prior agreements, representations, letters, understandings or promises, written or oral on such subject matters. This Noncompetition Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and the terms hereof cannot be modified or amended except in a written agreement signed by Employee and an officer of New Jazz and duly authorized by the Board of Directors of New Jazz.

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17.        Defined Terms.  For purposes of this Noncompetition Agreement:

(a)        “Additional Term Competing Products” shall mean: (i) any pharmaceutical or biotechnology product that contains clozapine as an active pharmaceutical ingredient in any formulation or presentation and for any indication; (ii) any pharmaceutical or biotechnology product that contains sodium oxybate (or any other salt, or any analog or prodrug, of oxybate) as an active pharmaceutical ingredient, in any formulation or presentation or for any indication; and (iii) any pharmaceutical or biotechnology product which is delivered intrathecally for severe chronic pain.

(b)        “Affiliate”  shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

(c)        “Competing Product” shall mean any: (i) pharmaceutical or biotechnology product that is approved, designed, marketed and/or sold for the treatment of any condition(s) for which any Material New Jazz Product or Product Candidate (A) is or has been approved, designed, marketed, and/or sold, or (B) is or has been under investigation or consideration for being approved, designed, marketed, and/or sold, at any time during the Noncompetition Period; or (ii) any pharmaceutical or biotechnology product or product candidate, or other similar product or product candidate, that is substantially the same as, incorporates, is a material component or part of, is based upon, is functionally similar to any Material New Jazz Product or Product Candidate.

(d)        A Person shall be deemed to be engaged in “Competition” if: such Person is engaged directly in the development, manufacture, promotion, sale, distribution, licensing or sublicensing, of (i) any Competing Product or (ii) any Additional Term Competing Product, as applicable.

(e)        “Confidential Information”  shall mean any information (whether or not in written form and whether or not expressly designated as confidential) relating directly or indirectly to New Jazz and/or any Group Company or relating directly or indirectly to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, consultants or plans of New Jazz and/or any Group Company (including any such information consisting of or otherwise relating to trade secrets, know-how, technology, inventions, prototypes, designs, drawings, sketches, processes, license or sublicense arrangements, formulae, proposals, research and development activities, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of consultants, lists of suppliers or lists of distributors); provided, however, that “Confidential Information” shall not be deemed to include information of New Jazz and/or any Group Company that was already publicly known and in the public domain prior to the time of its initial disclosure to Employee or later becomes publicly known through no fault of Employee.

(f)        “Group Company” and “Group Companies” shall mean any firm, company, corporation or other organization which is directly or indirectly controlled by New Jazz (including Jazz and Azur Pharma Inc.); which directly or indirectly controls New Jazz; which is directly or indirectly controlled by a third party who also directly or indirectly controls

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New Jazz; of which New Jazz or any other associated company owns or has a beneficial interest in 20% or more of the issued share capital or 20% or more of its capital assets; or which is the successor in title or assign of the firms, companies, corporations or other organizations referred to above.

(g)        “Material New Jazz Product or Product Candidate” shall mean (i) a product marketed by New Jazz (or Azur as its predecessor) and/or by any Group Company having annual net sales of at least $25 million in either of two calendar years immediately preceding the date on which Employee’s employment with New Jazz or any Group Company terminates for any reason, or having an annualized net sales run rate of at least $25 million in the then current calendar year (in which such employment terminates), or (ii) a product candidate of New Jazz (or Azur as its predecessor) and/or of any Group Company that, as of the date on which such employment terminates: (A) is in Phase II or III clinical development; (B) is the subject of a new drug application or other regulatory application for marketing approval being actively prepared or submitted to the Food and Drug Administration (“FDA”); (C) for which an FDA marketing approval is pending; or (D) that has received marketing approval by the FDA but that has not yet begun to be marketed or sold.

(h)        “Noncompetition Period” shall mean the period of time commencing on the Effective Date and ending on the following applicable date:

(i)        With respect to any Competing Product:

(1)        The later of (A) one (1) year following the Effective Date or (B) six (6) months following the termination of Employee’s employment with New Jazz (or any Group Company) for any reason, if such termination of Employee’s employment occurs at any time prior to or on the one (1) year anniversary of the Effective Date.

(2)        Six (6) months following the termination of Employee’s employment with New Jazz (or any Group Company) for any reason, if such termination of Employee’s employment occurs at any time following the one (1) year anniversary of the Effective Date.

(ii)        With respect to the Additional Term Competing Products, two (2) years following the termination of Employee’s employment with New Jazz (or any Group Company) for any reason.

(i)        “Nonsolicitation Period” shall mean the period of time commencing on the Effective Date and ending on the following applicable date:

(i)        The later of (A) one (1) year following the Effective Date or (B) nine (9) months following the termination of Employee’s employment with New Jazz (or any Group Company) for any reason, if such termination occurs at any time prior to or on the one (1) year anniversary of the Effective Date;

(ii)        Nine (9) months following the termination of Employee’s employment with New Jazz (or any Group Company) for any reason, if such termination of Employee’s employment occurs at any time following the one (1) year anniversary of the Effective Date and on or prior to the two (2) year anniversary of the Effective Date;

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(iii)        Six (6) months following the termination of Employee’s employment with New Jazz (or any Group Company) for any reason, if such termination of Employee’s employment occurs at any time following the two (2) year anniversary of the Effective Date and on or prior to the three (3) year anniversary of the Effective Date;

(iv)        Three (3) months following the termination of Employee’s employment with New Jazz (or any Group Company) for any reason, if such termination of Employee’s employment occurs at any time following the three (3) year anniversary of the Effective Date; and

(v)        Three (3) months following the termination of Employee’s employment with New Jazz (or any Group Company) for any reason, if such termination occurs at any time following a Change in Control (as defined in the Employment Agreement and other than the Transactions), notwithstanding (i) through (iv) in above.

(j)        “Person” means any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

(k)        “Restricted Territory” means (i) the United States, and (ii) worldwide in relation to any pharmaceutical or biotechnology product that contains sodium oxybate (or any other salt, or any analog or prodrug, of oxybate) as an active pharmaceutical ingredient, in any formulation or presentation or for any indication.

(l)        “Specified Employee” shall mean any individual who is or was an employee of New Jazz or any Group Company on the date of this Noncompetition Agreement or during the 180-day period ending on the date of this Noncompetition Agreement, or during the term of Employee’s employment with New Jazz or any Group Company. Employees who perform purely administrative functions and have no access to Confidential Information are excluded from the definition of Specified Employee.

18.        Reduction of Noncompetition Period. Notwithstanding any contrary provision of this Agreement, in the event of a Covered Termination of the Employment Agreement (as defined therein) the Noncompetition Period shall thereupon terminate, save in respect of Additional Term Competing Products.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Noncompetition Agreement as of the date first above written.

AZUR PHARMA LIMITED

By:	/s/ James A. Skehan

James A. Skehan

Dated:	19th September 2011

EMPLOYEE:

/s/ Fintan Keegan
FINTAN KEEGAN

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